Exhibit 10.21

PROMISSORY NOTE

DATE:     March 9, 2018

MAKER: Genprex, Inc.

MAKER’S MAILING ADDRESS:

100 Congress Avenue

Suite 2000

Austin, Texas 78701

PAYEE: Viet Ly

PAYEE’S MAILING ADDRESS:

5400 Carillon Point Road

Kirkland, Washington 98033

PLACE FOR PAYMENT:

5400 Carillon Point Road

Kirkland, Washington 98033

PRINCIPAL AMOUNT:	Twenty-Five	thousand	dollars
($25,000.00)

ANNUAL INTEREST RATE ON UNPAID PRINCIPAL FROM DATE:

None

ANNUAL INTEREST ON MATURED, UNPAID AMOUNTS:

Ten percent per annum (10%)

TERMS OF PAYMENT (principal and interest):

The entire balance of principal and interest are due and payable on or before June 9, 2018. Partial prepayments will be credited first to the accrued interest and then to reduction of the principal.

Interest on the indebtedness evidenced by this Note shall be computed on the basis of a year of 365 or 366 days, as the case may be.

Maker may prepay all or any portion of the principal in any amount at any time before maturity without penalty. Partial prepayments shall be credited to principal, and installments shall continue as scheduled.

SECURITY FOR PAYMENT:

There is no collateral securing this note.

Maker promises to pay to the order of Payee at the place for payment and according to the terms of payment the principal amount plus interest at the rates stated above. All unpaid amounts shall be due by the final scheduled payment date.

If Maker defaults in the payment of this note or in the performance of any obligation in any instrument securing or collateral to it, and the default continues after Payee gives Maker notice of the default and the time within which it must be cured, as may be required by law or by written agreement, then Payee may declare the unpaid principal balance and earned interest on this note immediately due. Maker and each surety, endorser, and guarantor waive all demands for payment, presentations for payment, notices of intention to accelerate maturity, notices of acceleration of maturity, protests, and notices of protest, to the extent permitted by law.

If this note or any instrument securing or collateral to it is given to an attorney for collection or enforcement, or if suit is brought for collection or enforcement, or if it is collected or enforced through probate, bankruptcy, or other judicial proceeding, then Maker shall pay Payee all costs of collection and enforcement, including reasonable attorney’s fees and court costs, in addition to other amounts due. Reasonable attorney’s fees shall be 10% of all amounts due unless either party pleads otherwise.

Interest on the debt evidenced by this note shall not exceed the maximum amount of nonusurious interest that may be contracted for, taken, reserved, charged, or received under law; any interest in excess of that maximum amount shall be credited on the principal of the debt, or, if that has been paid, refunded. On any acceleration or required or permitted prepayment, any such excess shall be cancelled automatically as of the acceleration or prepayment or, if already paid, credited on the principal of the debt or, if the principal of the debt has been paid, refunded. This provision overrides other provisions in this and all other instruments concerning the debt.

Each Maker is responsible for all obligations represented by this note.

When the context requires, singular nouns and pronouns include the plural.

GENPREX, INC.

By:	/s/ RODNEY VARNER
Name:	Rodney Varner
Its:	CEO

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